Filed Pursuant to Rule 433
Registration No. 333-134553

17YR NC 18MO Lehman Steepener

Final Terms and Conditions

Lehman Brothers Holdings Inc. has filed a registration statement (including a prospectus) with the U.S. Securities and Exchange Commission (SEC) for this offering. Before you invest, you should read the prospectus dated May 30, 2006, the prospectus supplement dated May 30, 2006 for its Medium Term Notes, Series I, and other documents Lehman Brothers Holdings Inc. has filed with the SEC for more complete information about Lehman Brothers Holdings Inc. and this offering.  Buyers should rely upon the prospectus, prospectus supplement and any relevant free writing prospectus for complete details.  You may get these documents and other documents Lehman Brothers Holdings Inc. has filed for free by searching the SEC online database (EDGAR®) at www.sec.gov with “Lehman Brothers Holdings Inc.” as a search term. You may also access the prospectus and Series I MTN prospectus supplement on the SEC web site as follows:

Series I MTN prospectus supplement dated May 30, 2006:

http://www.sec.gov/Archives/edgar/data/806085/000104746906007785/a2170815z424b2.htm

Prospectus dated May 30, 2006:

http://www.sec.gov/Archives/edgar/data/806085/000104746906007771/a2165526zs-3asr.htm

Alternatively, Lehman Brothers Inc. will arrange to send you the prospectus, Series I MTN prospectus supplement and final pricing supplement (when completed) if you request it by calling your Lehman Brothers sales representative or 1-888-603-5847.

Issuer:	Lehman Brothers Holdings Inc.

Ratings:	Moody’s A1/ S&P A+/ Fitch A+

Issue Size:	$7,250,000

Issue Price:	100.0%

Redemption Price:	100.0%

CUSIP:	52517P2J9

Trade Date	May 16, 2007

Settlement Date:	May 24, 2007

Maturity Date:	May 24, 2024, subject to Optional Redemption

Interest Rate:	From and including the Settlement Date to but excluding November 24, 2008: 10.375%

From and including November 24, 2008, to but excluding the Maturity Date:

50 * (30yr CMS Rate – 10yr CMS Rate), subject to a minimum of 0%

Day Count Basis:	30/360

Interest Payment Dates:	Quarterly on the 24th of February, May, August and November, commencing August 24, 2007, subject to Optional Redemption

Interest Reset Dates:

Quarterly on the 24th of February, May, August and November, commencing November 24, 2008, for the period commencing on and including such Interest Reset Date to but excluding the next succeeding Interest Payment Date, determined on the related Interest Determination Date

Interest Determination Dates:	Two Business Days prior to the related Interest Reset Date

30yr CMS Rate

For any Interest Reset Date, the rate for U.S. Dollar swaps with a maturity of 30 years, expressed as a percentage, which appears on Reuters Screen ISDAFIX1 as of 11:00 a.m., New York City time, on the related Interest Determination Date.

10yr CMS Rate

For any Interest Reset Date, the rate for U.S. Dollar swaps with a maturity of 10 years, expressed as a percentage, which appears on Reuters Screen ISDAFIX1 as of 11:00 a.m., New York City time, on the related Interest Determination Date.

If the 30yr CMS Rate or the 10yr CMS Rate does not appear on Reuters Screen ISDAFIX1 on any Interest Determination Date, the rate for the related Interest Reset Date shall be determined on such Interest Determination Date as if the parties had specified “USD-CMS-Reference Banks” as the applicable rate, as described under “Description of the Notes—Floating Rate Notes—CMS Rate Notes” in the prospectus supplement dated May 30, 2006.

Business Days:	New York and London

Optional Redemption:

The Issuer has the right on every Interest Payment Date commencing on or after November 24, 2008, provided that the Issuer gives 5 Business Days notice to the investor, to call the Notes in whole or in part at the Redemption Price. All amounts that may otherwise be payable following the call date shall cease to be payable. Notwithstanding the above, all payments due on the call date shall be made in full regardless of any calling of the Note by the Issuer.

Business Day Convention:	Modified following, unadjusted

Denominations:	$1,000 / $1,000

Calculation Agent:	Lehman Brothers Special Financing Inc.

Underwriter:	Lehman Brothers Inc.

United States Federal Income Tax Treatment:

Lehman Brothers Holdings Inc. intends to treat the notes as contingent payment debt instruments, as described under “Supplemental United States Federal Income Tax Consequences—Contingent Payment Debt Instruments” in the prospectus supplement dated May 30, 2006 for its Medium Term Notes, Series I.

Historical Levels of the 30yr CMS Rate and 10yr CMS Rate

The following shows the 30yr CMS Rate and the 10yr CMS Rate in effect on the Trade Date and on the hypothetical Interest Reset Dates listed below. The historical experience of the 30yr CMS Rate and 10yr CMS Rate should not be taken as an indication of the future performance of the 30yr CMS Rate and 10yr CMS Rate during the term of the Notes.  Fluctuations in the level of the 30yr CMS Rate and 10yr CMS Rate make the Notes’ effective interest rate after November 24, 2008, difficult to predict and can result in effective interest rates to investors that are lower than anticipated. In addition, historical interest rates are not necessarily indicative of future interest rates. Fluctuations in interest rates and interest rate trends that have occurred in the past are not necessarily indicative of fluctuations that may occur in the future, which may be wider or narrower than those that have occurred historically.

Hypothetical Interest Reset Dates	30yr CMS Rate (in %)	10yr CMS Rate (in %)	30yr CMS Rate – 10yr CMS Rate (in %)
5/16/2007	5.444	5.249	0.195
2/26/2007	5.288	5.156	0.132
11/24/2006	5.158	5.034	0.124
8/24/2006	5.471	5.358	0.113
5/24/2006	5.711	5.582	0.129
2/24/2006	5.087	5.091	-0.004
11/25/2005	5.193	4.974	0.219
8/24/2005	4.854	4.623	0.231
5/24/2005	4.815	4.474	0.341
2/24/2005	5.084	4.669	0.415
11/24/2004	5.192	4.579	0.613
8/24/2004	5.425	4.738	0.687
5/24/2004	5.818	5.237	0.581
2/24/2004	5.224	4.426	0.798
11/24/2003	5.374	4.62	0.754
8/25/2003	5.712	5.027	0.685
5/27/2003	4.666	3.763	0.903
2/24/2003	5.136	4.243	0.893
11/25/2002	5.447	4.663	0.784
8/26/2002	5.412	4.712	0.7
5/24/2002	6.167	5.644	0.523
2/25/2002	6.036	5.574	0.462
11/26/2001	6.054	5.681	0.373
8/24/2001	6.131	5.765	0.366
5/24/2001	6.594	6.285	0.309
2/26/2001	6.327	6.02	0.307
11/24/2000	6.842	6.798	0.044
8/24/2000	6.97	6.982	-0.012

Hypothetical Interest Reset Dates	30yr CMS Rate (in %)	10yr CMS Rate (in %)	30yr CMS Rate – 10yr CMS Rate (in %)
5/24/2000	7.741	7.778	-0.037
2/24/2000	7.366	7.388	-0.022
11/24/1999	7.106	6.901	0.205
8/24/1999	7.035	6.853	0.182
5/24/1999	6.461	6.303	0.158
2/24/1999	6.137	5.91	0.227
11/24/1998	5.854	5.591	0.263
8/24/1998	6.234	6.101	0.133
5/26/1998	6.243	6.105	0.138
2/24/1998	6.346	6.148	0.198
11/24/1997	6.468	6.322	0.146
8/25/1997	7.007	6.803	0.204
5/27/1997	7.368	7.146	0.222
2/24/1997	7.019	6.727	0.292
11/25/1996	6.808	6.446	0.362
8/26/1996	7.409	7.161	0.248
5/24/1996	7.244	7.031	0.213
2/26/1996	6.865	6.404	0.461
11/24/1995	6.646	6.304	0.342
8/24/1995	7.261	6.885	0.376
5/24/1995	7.199	6.777	0.422
2/24/1995	8.029	7.685	0.344
11/25/1994	8.462	8.179	0.283
8/24/1994	8.014	7.56	0.454
5/24/1994	7.976	7.531	0.445
2/24/1994	7.303	6.56	0.743
11/24/1993	6.999	6.177	0.822
8/24/1993	6.819	5.852	0.967
5/24/1993	7.656	6.489	1.167
2/24/1993	7.254	6.341	0.913
11/24/1992	7.917	7.194	0.723
8/24/1992	7.803	7.048	0.755